Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, NY 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

June 19, 2013

General Growth Properties, Inc.,
110 N. Wacker Drive,

Chicago, IL 60606.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 440,610,621 shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of General Growth Properties, Inc., a Delaware corporation (the “Company”), including 357,662,764 Shares held by the selling securityholders identified in the Prospectus (the “Selling Securityholders”) and 82,947,857 Shares issuable to the Selling Securityholders upon the exercise of Warrants (as defined below) exercisable for shares of Common Stock, and (ii) 73,928,571 Warrants exercisable for shares of Common Stock (the “Warrants” and together with the Common Stock, the “Securities”) of the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion:

(1)  The Securities constituting shares of Common Stock held by the Selling Securityholders have been validly issued and are fully paid and nonassessable.

(2)  When the Securities constituting shares of Common Stock issuable upon the exercise of Warrants have been duly issued upon the exercise of such Warrants and payment of the applicable exercise price as contemplated by the registration statement relating to the Securities (the “Registration Statement”) has been made, such Securities will be validly issued, fully paid and nonassessable.

(3)  The Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP